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                                                                       Exhibit G
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                               VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement") is entered into as of this 5th day of April, 1999 between CENTEX HOMES, a Nevada general partnership ("Centex Homes"), and MAURICE SANDERMAN, an individual resident in the State of Illinois ("Shareholder").

                                  WITNESSETH:

     WHEREAS, in order to induce Centex Homes to enter into that certain Sale and Purchase Agreement, dated as of April 2, 1999 (the "Purchase Agreement"), by and among Sundance Homes, Inc., an Illinois corporation (the "Company"), Sundance Suburban Properties, Inc., an Illinois corporation ("SSPI"), Rembrant Homes, Inc., an Illinois corporation ("Rembrandt"), Lockport Development, Inc., an Illinois corporation ("Lockport"), McCarty's Mill Development, Inc., an Illinois corporation ("MMDI"), Sutton Development, Inc., an Illinois corporation ("Sutton"), SAR Development, Inc., an Illinois corporation ("SAR"), Matteson Development, Inc., an Illinois corporation ("Matteson"), Walnut Pointe Development, Inc., an Illinois corporation ("Walnut", along with SSPI, Rembrandt, Lockport, MMDI, Sutton, SAR, SLRB and Matteson are collectively referred to as the "Subsidiaries"), the Shareholder is willing to enter into this Agreement and to vote his shares ("Company Shares") of voting capital stock of the Company owned by him, or as to which he otherwise has voting rights, in accordance with the terms and provisions set forth herein; and

     WHEREAS, capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                 VOTING; TERM

     SECTION 1.1. Voting. For so long as this Agreement remains in effect, the Shareholder shall, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company in lieu of a meeting, vote all of the Company Shares owned by such Shareholder as of the date of this Agreement, or as to which he otherwise has voting rights, and any additional Company Shares acquired by such Shareholder (whether by purchase or otherwise), or with respect to which he otherwise obtain voting rights, from time to time after the date hereof (collectively, the "Shares") (i) in favor of the Purchase Agreement (as the same may be amended from time to time), the purchase by Centex Homes of the Assets of the Selling Parties listed on Schedule
1.1 to the Purchase Agreement (but not including the Excluded Assets listed on Schedule 1.2 to the Purchase Agreement) (the "Transaction") and the other transactions contemplated by the Purchase Agreement and (ii) against any Acquisition Proposal or any other action or agreement that,
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directly or indirectly, is inconsistent with the Purchase Agreement, the
Transaction or the other transactions contemplated by the Purchase Agreement or that is reasonably likely (a) to impede, interfere with, delay or postpone the Transaction or the other transactions contemplated by the Purchase Agreement,
(b) to result in a breach of any covenant, representation, warranty or any other obligation of the Company or the Subsidiaries under the Purchase Agreement or
(c) to cause any conditions to the obligations of the parties under the Purchase Agreement not to be fulfilled. The obligation of the Shareholder to vote the Shares in the manner set forth in this Article I shall be unconditional; provided, however, that such obligation shall be suspended for so long as there shall be issued and in effect any order, writ, injunction, judgment or decree of any federal or state court or other Governmental Authority which has the effect of making illegal, impeding or otherwise restraining or prohibiting the Shareholder from voting the Shares in the manner set forth herein.

     SECTION 1.2. Term. Notwithstanding any provision of this Article I to the contrary, the obligations of the Shareholder to vote the Shares in the manner set forth in this Article I shall be rendered null, void and without effect if
(i)(a) all of the Overbid Termination Conditions shall been satisfied, (b) the Selling Parties shall have terminated the Purchase Agreement pursuant to Section 9.1(iv)(a) thereof, and (c) Centex Homes shall have been paid the aggregate principal amount of (as well as any interest accrued thereon) the Termination Fee Note, (ii) if the Purchase Agreement is otherwise terminated pursuant to any other provision of Section 9.1 or (iii) the Transaction is consummated pursuant to the terms and conditions of the Purchase Agreement.


                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

     The Shareholder represents and warrants to Centex Homes as follows:

     SECTION 2.1. Authority; Binding Effect. The Shareholder has all necessary power and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of him, enforceable against the Shareholder in accordance with the terms hereof.

     SECTION 2.2. Absence of Conflicts. The execution and delivery by the Shareholder of this Agreement, the performance by him of his obligations hereunder and the consummation by him of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other instrument or document to which the Shareholder is a party or by which his properties or assets are bound or (ii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Shareholder or his respective properties or assets.

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     SECTION 2.3. Governmental Consents and Filings. There is no requirement applicable to the Shareholder to obtain any consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Shareholder of this Agreement, the due performance by him of his obligations hereunder or the lawful consummation by him of the transactions contemplated hereby.

     SECTION 2.4. Title to Shares. As of the date hereof, the Shareholder is the record and beneficial owner of the number of Shares set forth on Exhibit A attached hereto and incorporated by reference herein. The Shares set forth on such exhibit are the only Company Shares owned by the Shareholder. The Shares are, or, if acquired after the date hereof, will be, owned by the Shareholder free and clear of all Encumbrances that may affect the Shareholder's ability to vote the Shares in accordance with the terms of this Agreement. The Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such Shares.

     SECTION 2.5. Other Shares. As of the date hereof, the Shareholder has voting rights with respect to, but not record and beneficial ownership of, the number of Shares set forth on Exhibit B attached hereto and incorporated by reference herein. The Shares set forth on such exhibit are the only Company Shares which are not owned by the Shareholder, but with respect to which he otherwise have voting rights. The Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such Shares.


                                  ARTICLE III

                                   COVENANTS

     The Shareholder hereby covenants and agrees as follows:

     SECTION 3.1. No Encumbrances on or Transfer of Shares.
                  ----------------------------------------
     (a) Except pursuant to the terms of this Agreement or the Purchase Agreement, for so long as this Agreement remains in effect, the Shareholder shall not directly or indirectly sell, convey or transfer record or beneficial ownership of any Shares by any means whatsoever to any person, without the prior written consent of Centex Homes. Without limiting the generality of the foregoing, for so long as this Agreement remains in effect, the Shareholder shall not, directly or indirectly, (i) except pursuant to the terms of this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the Shares or (ii) except pursuant to the terms of the Purchase Agreement or as permitted pursuant to paragraphs (b) below, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares, in each case without the prior written consent of Centex Homes. If requested by Centex Homes, the Shareholder shall cause an appropriate legend referring to the restrictions provided for in this Section 3.1(a) to be placed on the certificates evidencing the Shares.

     (b) Notwithstanding the provisions of paragraph (a) above, the Shareholder may sell, assign, transfer, encumber or otherwise dispose of any Shares owned by the Shareholder to a

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Permitted Transferee (as hereinafter defined) without the consent of Centex
Homes, but only if (i) the certificate or certificates evidencing such Shares bear an appropriate legend referring to the restrictions provided for in this
Section 3.1, (ii) the Permitted Transferee shall have executed, as a condition to obtaining ownership of such Shares, an appropriate document (a "Supplemental Agreement") in which the Permitted Transferee agrees that its ownership of such Shares shall be subject to, and that the Permitted Transferee shall comply with, all of the terms and conditions of this Agreement (including, but not limited to, the restrictions on the sale, assignment, transfer, encumbrance or other disposition of Shares set forth in this Section 3.1) and that the Permitted Transferee shall not sell, assign, transfer, encumber or otherwise dispose of any Shares owned by it except in compliance with the provisions hereof and in which the Permitted Transferee confirms that the representations and warranties contained in Article II hereof are true and correct with respect to such Permitted Transferee as of the date of the Supplemental Agreement and (iii) the Supplemental Agreement shall have been promptly delivered to Centex Homes and approved (as to its conformity with the requirements of this Section 3.1(b) by it in its reasonable discretion prior to the acquisition by such Permitted Transferee of the Shares. Centex Homes shall not unreasonably withhold or delay its approval of any Supplemental Agreement. As used herein, the term "Permitted Transferee" means the Shareholder named in this Agreement and any spouse or lineal ancestor or descendant of the Shareholder, any entity the entire equity interest in which is owned by any of the foregoing persons and any executor or administrator of the estate of any of the foregoing persons.

     SECTION 3.2. Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which it is a party or by which it is or may be bound, in order to effectuate the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals from, and effect all necessary registrations and filings with, any Governmental Authorities, and to rectify any event or circumstances which could impede the effectuation of the transactions contemplated hereby.


                                  ARTICLE IV

                                 MISCELLANEOUS

     SECTION 4.1. Expenses. All fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

     SECTION 4.2. Further Assurances. The Shareholder shall execute and deliver, or cause to be executed and delivered all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

     SECTION 4.3. Action in Shareholder Capacity Only. The Shareholder makes no agreement or understanding herein as a director or officer of the Company. The Shareholder is entering into this Agreement solely in his capacity as a record and beneficial owner of the Shares, or otherwise as a

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person entitled to vote such Shares, and nothing contained herein shall limit or affect, or impose any obligations with respect to, any actions taken by the Shareholder in his capacity as a director or officer of the Company.

     SECTION 4.4. Notices. Any notice, request, instructions or other document to be given hereunder to any party shall be in writing delivered personally or sent by mail, facsimile or bonded air courier, confirmed in writing, as follows:

     If to Centex Homes:
          12400 Whitewater Dr., Suite 120
          Minnetonka, Minnesota 55343
          Attention: Tom Boyce
          Telephone: (612) 988-8230
          Facsimile: (612) 936-0486

     With copy to:
          Centex Homes
          12400 Whitewater Dr., Suite 120
          Minnetonka, Minnesota 55343
          Attention:  Tim Hoyt
          Telephone: (612) 988-8234
          Facsimile: (612) 936-0486

          and to:

          Brian J. Woram
          Centex Homes
          2728 N. Harwood, 8th Floor
          Dallas, Texas 75201
          Telephone: (214) 981-6544
          Facsimile: (214) 981-6000

     If to the Shareholder:
          Sundance Homes, Inc.
          70 East Lake Street, Suite 1600
          Chicago, Illinois  60661
          Attention: Maurice Sanderman
          Telephone: (312)782-7100
          Fax: (312)793-9930

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     with copy to (which shall not constitute effective notice to the
Shareholder):

          Katten Muchin & Zavis
          525 West Monroe Street
          Chicago, Illinois 60661-3693
          Attention: Gerald Penner, Esq.
          Telephone: (312) 902-5245
          Facsimile: (312) 577-8863

     Any party may change its address for purposes of this Section by giving notice of such change of address to the other party in the manner herein provided for giving notice. Any notice to be given or served upon any party hereto must be in writing, and shall be delivered in person to the other party, shall be given by certified mail, return receipt requested, shall be given by facsimile or shall be given by bonded air courier and shall be deemed to have been given when received by the addressee; provided, however, that notice delivered by facsimile mail with the original sent by overnight delivery shall be deemed to have been received on the day it is faxed to the addressee.

     SECTION 4.5. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

     SECTION 4.6. Entire Agreement. This Agreement (including Exhibits A and B hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

     SECTION 4.7. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). No party may delegate any of its obligations or assign or otherwise transfer any its rights under this Agreement without the prior written consent of each of the other parties, except as permitted by Section 3.1(b) hereof. Any attempted or purported assignment, delegation or other transfer by any party in violation of this Section 4.8 shall be null and void.

     SECTION 4.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

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     SECTION 4.9. Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.


                 [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              CENTEX HOMES

                              By:  Centex Real Estate Corporation,
                                   its managing partner


                              By: ___________________________________
                                  Name:  Andrew J. Hannigan
                                  Title:  President



                              ________________________________________
                              Maurice Sanderman


14578 09986 DALLAS 971417.7

                                      -8-
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                                   EXHIBIT A

Shares owned by the Shareholder (record and beneficial ownership):    3,537,500
                                                                      ---------
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                                   EXHIBIT B

Shares over which the Shareholder has voting rights
     but of which he is not the record and beneficial owner:       0
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